News Release
FOR IMMEDIATE RELEASE

TEREX ANNOUNCES COMPLETION OF NEW SENIOR SECURED CREDIT FACILITY

WESTPORT, CT, August 13, 2014 -- Terex Corporation (NYSE: TEX) today announced that it has refinanced its existing senior secured credit facility with a new $1.1 billion senior secured credit facility. The new facility is comprised of a revolving line of credit of $600 million, a $230 million term loan and a €200 million term loan.

The new facility increases the size of the Company’s revolving line of credit from $500 million to $600 million. It also extends the maturity date for the Company’s revolving line of credit from 2016 to 2019 and the maturity date for the term loans from 2017 to 2021. Additionally, the new facility provides lower borrowing rates under the revolving line of credit and affords greater flexibility for the Company in a number of areas.

Kevin Bradley, Senior Vice President and Chief Financial Officer commented, “Lowering the cost of our revolver borrowings by approximately 300 basis points, increasing our liquidity, enhancing our operating flexibility and extending the maturity of our revolving and term facilities are significant milestones as we drive financial efficiency across our Company.”

Contact Information:
Tom Gelston
Vice President, Investor Relations
Phone: (203) 222-5943
Email: thomas.gelston@terex.com

Forward Looking Statements

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include those factors that are more specifically set forth in the public filings of Terex with the Securities and Exchange Commission. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

About Terex

Terex Corporation is a lifting and material handling solutions company reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, manufacturing, shipping, transportation, refining, energy, utility, quarrying and mining industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.terex.com) and its Facebook page (www.facebook.com/TerexCorporation) to make information available to its investors and the market.
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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com